                                         Exhibit 99.1
News

For Immediate Release	Contact:
June 14, 2011	Rick B. Honey
(212) 878-1831

DOUGLAS W. MAYGER GIVEN ADDITIONAL RESPONSIBILITY FOR SUPPLY CHAIN FUNCTION AT MINERALS TECHNOLOGIES INC.
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NEW YORK, June 14—Minerals Technologies Inc. (NYSE: MTX) announced today that Douglas W. Mayger has been appointed senior vice president, Performance Minerals and Supply Chain. Mr. Mayger, vice president and managing director, Performance Minerals, succeeds Randy Harrison, senior vice president, Supply Chain, who is retiring from the company after 24 years of service.
“We are fortunate to have someone of Doug Mayger’s business experience to step into the Supply Chain function in addition to his existing responsibilities in Operations,” said Joseph C. Muscari, chairman and chief executive officer. “Mr. Mayger and Mr. Harrison will be actively involved in a rapid transition of responsibilities, and Mr. Harrison will work on special assignments until the end of 2011.”

Mr. Mayger joined the company in 2002 as plant manager in Lucerne Valley, California. In 2005, he was named business manager for the Western Region, and was named general manager–Carbonates West, Performance Minerals, in December of 2007. In September of 2008, he was appointed vice president & managing director, Performance Minerals, and a member of the company’s senior management team.

Mr. Mayger holds a B.S. degree in Mining Engineering from the University of Missouri-Rolla. Before joining Minerals Technologies, he served as vice president of Operations for Aggregate Industries from 1997 to 2002. He began his career with Allied Chemical, where he served as a mining engineer from 1981 to 1986. Between 1986 and 1995, he was a general superintendent for Vulcan Materials Company, and from 1995 to 1997 he was director of Operations at Medusa Mining Ltd.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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